Exhibit 99.1

Cornerstone Bancshares, Inc. Announces First Quarter 2008 Financial Results
Friday, April 17, 2008 8:00 PM
- PR Newswire

Chattanooga, Tenn., April 17, 2008 /PRNewswire-FirstCall via COMTEX/ -- Cornerstone Bancshares, Inc. (OTC Bulletin Board: CSBQ) today announced the following:

Cornerstone Bancshares, Inc. experienced an earnings contraction for the first quarter 2008 as a result of margin compression brought on by the Federal Reserve’s 300 basis point reduction in the federal funds rate and the corresponding reduction in the banking industry’s prime rate. Cornerstone’s net interest margin decreased 135 basis points from 5.68% for the first quarter of 2007 to 4.33% for the first quarter of 2008. This decrease was due primarily to the timing in repricing of loans which are tied to the Cornerstone Community Bank’s prime rate and the majority of the bank’s certificates of deposit which are generally fixed for a one-year period of time. The lag in repricing will take approximately six months to catch up and within that time frame the net interest margin level should reach the low that the Bank will experience. Cornerstone saw its first quarter 2008 earnings decrease to $1.01 million versus $1.65 million, a decrease of 38.6% from first quarter 2007 while book earnings per share decreased in the first quarter of 2008 to $0.16 versus $0.25, a decrease of 36.9% over first quarter 2007. The Bank continued to increase its loan portfolio during the first quarter of 2008, which increased to $386 million an improvement of 20.5% over the first quarter of 2007. Notably, commercial real estate loans, lead all loan classifications. The Company’s performance metrics pulled back to normal peer levels, Return on assets was 0.91% for the first quarter of 2008 compared to 1.75% during the first quarter in 2007. Return on equity was 10.93% during the first quarter in 2008 compared to 16.83% in 2007.

Presently the Company is operating at an 8.32% leverage ratio and has the ability to continue to grow, but will spend the remainder of 2008 building capital until the economic environment improves.

Asset quality declined from the superior level during first quarter of 2008. Non-performing loans as a percentage of average total loans increased to 0.63% while loans over 30 days past due as a percentage of total loans increased to 1.88%.

Cornerstone Bancshares, Inc. is a one-bank holding company with $450 million in assets which serves the Chattanooga, Tennessee MSA with 5 branches. It also has loan production offices in Dalton, Georgia and Knoxville, Tennessee. The company specializes in business financial services.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which contains a safe harbor for forward-looking statements. The Company relies on this safe harbor in making such disclosures. The statements are based on management's current beliefs and assumptions about expectations, estimates, strategies and projections. These statements are not guarantees of future performance or results and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.

Media Contact:	Frank Hughes, President & COO of Cornerstone Bancshares, Inc. Phone number: 423-385-3009

CORNERSTONE BANCSHARES, INC.
Selected Financial Information
as of March 31, 2008
(in thousands)

	Three Months			Year-to-Date
	Ending March 31%			Ending March 31%
EARNINGS SUMMARY	2008	2007	Change	2008	2007	Change
Interest income	$8,060	$8,107	-0.6%	$8,060	$8,107	-0.6%
Interest expense	3,470	3,133	10.7%	3,470	3,133	10.7%
Net interest income	4,590	4,974	-7.7%	4,590	4,974	-7.7%
Provision for loan loss	317	2	15750.0%	317	2	15750.0%
Net interest income after provision	4,273	4,972	-14.1%	4,273	4,972	-14.1%
Noninterest income	394	375	5.2%	394	375	5.2%
Noninterest expense	3,097	2,747	12.7%	3,097	2,747	12.7%
Pretax income	1,571	2,600	-39.6%	1,571	2,600	-39.6%
Income taxes	556	948	-41.4%	556	948	-41.4%
Net income	$1,015	$1,652	-38.6%	$1,015	$1,652	-38.6%

Earnings per common share	$0.16	$0.25	-36.9%	$0.16	$0.25	-36.9%
Weighted average common shares outstanding (1)	6,336,202	6,511,951		6,336,202	6,511,951

	Three Months			Year-to-Date
AVERAGE BALANCE	Ending March 31%			Ending March 31%
SHEET SUMMARY	2008	2007	Change	2008	2007	Change
Loans, net of unearned income	$386,056	$320,296	20.5%	$386,056	$320,296	20.5%
Investment securities & Other	42,456	37,111	14.4%	42,456	37,111	14.4%
Earning assets	428,512	357,407	19.9%	428,512	357,407	19.9%
Total assets	446,473	378,146	18.1%	446,473	378,146	18.1%
Noninterest bearing deposits	44,503	38,315	16.2%	44,503	38,315	16.2%
Interest bearing transaction deposits	93,410	90,466	3.3%	93,410	90,466	3.3%
Certificates of deposit	182,539	147,624	23.7%	182,539	147,624	23.7%
Total deposits	320,452	276,405	15.9%	320,452	276,405	15.9%
Other interest bearing liabilities	86,642	60,080	44.2%	86,642	60,080	44.2%
Shareholder's equity	37,131	39,252	-5.4%	37,131	39,252	-5.4%

	Three Months		Year-to-Date
	Ending March 31		Ending March 31
SELECTED RATIOS	2008	2007	2008	2007

Average equity to average assets	8.32%	10.38%	8.32%	10.38%
Average net loans to average total assets	86.47%	84.70%	86.47%	84.70%
Return on average assets	0.91%	1.75%	0.91%	1.75%
Return on average total equity	10.93%	16.83%	10.93%	16.83%
Actual Equity on Mar. 31,	$36,754,223	$39,578,839
Actual # shares outstanding on Mar. 31,	6,319,718	6,515,118
Book value per common share	$5.82	$6.07